ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of this ____ day of November, 2014 ("Effective Date"), by and between BESTTWOBOYS, LLC, a Nevada limited liability company, doing business as Elements ("Seller"), and Elements-An Alex Stratta Casual Restaurant L.L.C., a Nevada limited liability company ("Buyer"). Buyer and Seller are collectively referred to as the Parties, and individually as a Party.

RECITALS

A. Seller's business operation known as Elements is located at 4950 S. Rainbow Blvd., Suite 100, Las Vegas, Nevada 89103 (the "Premises"). This Agreement concerns Seller's operation of Elements at the Premises (the "Business").

B. Seller desires to sell certain assets of the Seller used in connection with the Business to Buyer and Buyer desires to acquire such assets from Seller.

C. On or about July 28, 2014, Seller and Buyer entered into a Management Services Agreement (the "Management Agreement") where Buyer agreed to manage the Business (except for liquor operations).

D. Under the terms of the Management Agreement, Seller was to receive certain distributions derived from the Business ("Distributions").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. **DEFINITIONS.**

1.1. "Agreement" is defined in the introductory paragraph.

1.2. "Assets" shall mean those assets and assignable contracts listed on Exhibit A, attached hereto and incorporated herein by reference.

1.3. "Business" is defined in Recital A.

1.4. "Buyer" is defined in the introductory paragraph.

1.5. "Claim" or "claim" means any action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, examination, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

1.6. "Closing Date" or "Closing" shall mean on or before 5:00 p.m. on December 1, 2014 at which time the Purchase Price is paid and the Assets are transferred by Seller to Buyer through Escrow Agent.

1.7. "Distributions" is defined in Recital D.

1.8. "Encumbrance" means any hypothecation, encumbrance, charge, Claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction on transfer, including any restriction on use, voting (in the case of any security or equity interest),

transfer, receipt of income or exercise of any other attribute of ownership, interest of another Person of any kind or nature, including any conditional sale or other title retention contract or lease , any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute and any subordination arrangement in favor of another Person.

1.9. "Effective Date" is defined in the introductory paragraph.

1.10. "Escrow Account" is defined in Section 5.

1.11. "Escrow Agent" shall mean Accelerated Escrow Company.

1.12. "Government Entity" or "Governmental Entity" means any federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, commission, board, bureau, or other Authority or instrumentality, domestic or foreign.

1.13. "Knowledge" or "knowledge" means concerning a particular subject, area or aspect of (a) any of the Seller, the actual knowledge of the directors, managers, equity holders, officers and management of such Seller, or (b) and of the Buyer, the actual and constructive knowledge of any of the directors, managers, equity holders, officers and management of the Buyer after diligent review of relevant records and information in Buyer's possession or reasonably accessible to Buyer.

1.14. "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, or treaty.

1.15. "Management Agreement" is defined in Recital C.

1.16. "Material Adverse Effect" means any circumstances, state of facts or matters which is material or might reasonably be expected to have a material adverse effect in respect of the Business or the operations, properties, assets, condition (financial or otherwise), results or prospects of the Seller, taken as a whole, other than any circumstance, state of facts or matter arising out of or relating to: (a) the economy, political or financial markets in general (to the extent not having a disproportionate effect on the Seller), (b) changes in Legal Requirements, (c) the announcement of this Agreement or the transactions contemplated hereunder (to the extent not having a disproportionate effect on the Seller), (d) the taking of any actions contemplated by this Agreement or any other agreement contemplated hereunder, or (e) acts of terrorism, war or other outbreak of hostilities (to the extent not having a disproportionate effect on the Seller).

1.17. "Person" shall mean any individual, partnership, corporation, limited liability company, limited liability partnership, association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Entity (or any department, agency, or political subdivision thereof).

1.18. "Pre-Closing Assumed Liabilities" means the liabilities of the Business incurred on or after July 30, 2014.

1.19. "Pre-Closing Date" shall mean July 28, 2014.

1.20. "Purchase Price" shall mean Two Hundred Ninety-Thousand Dollars ($290,000), subject to adjustments as set forth herein (the "**Consideration**"). It is agreed and understood that the payment of the Consideration shall be made by the Buyer in cash.

1.21. "Retained Assets" shall mean any assets not identified on Exhibit A as "Assets."

1.22. "Seller" is defined in the introductory paragraph.

1.23. "Tax" means any federal, state, local, foreign and other net income, gross income, gross receipts, sales, estimated, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (including personal property), windfall profits, costs, duties or other tax, fee, assessment or charge, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

1.24. "Tax Return" means any return, declaration, report, statement and other document required to be filed in respect of any Tax.

1.25. "Taxing Authority" means any Governmental Entity exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.

2. **PURCHASE AND SALE OF ASSETS.**

2.1. Assets. Buyer agrees to purchase the Assets from Seller and Seller agrees to sell the Assets to Buyer in accordance with the terms and conditions set forth in this Agreement. It is understood and agreed that the Assets shall not include any items not listed on Exhibit A, all of which are referred to as "Retained Assets."

3. **ASSUMED AND EXCLUDED LIABILITIES.**

3.1. Assumed Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing, the Buyer Parties shall assume and become responsible for only the following liabilities of the Seller: (a) the Pre-Closing Assumed Liabilities, and (b) those liabilities and obligations associated with the Business and first arising on and after the Closing Date (collectively, the "Assumed Liabilities").

3.2. Excluded Liabilities. Other than the Assumed Liabilities, Buyer shall not assume or pay, satisfy, perform, discharge or be liable for any of the Business' liabilities, obligations, debts, commitments or Taxes, whether accrued or unaccrued, asserted or unasserted, absolute, contingent, not contingent, known or unknown and whether or not recorded on the books and records of the Business (collectively, the "Excluded Liabilities"). It is expressly agreed and understood by the Parties to this Agreement that the Buyer will not assume or be liable for any liability, obligation, debt, or commitment of the Business with respect to the Excluded Liabilities, and that the Seller shall remain fully liable and responsible for the payment or performance of all of the Excluded Liabilities when due.

4. **PURCHASE CONSIDERATION**

4.1. Purchase Price. The Purchase Price for the Assets shall be Two Hundred Ninety-Thousand Dollars ($290,000). The Purchase Price, after any adjustments set forth in Section 4.2, below (the "Adjusted Purchase Price"), shall be payable to the Escrow Agent to be placed in the Escrow Account in cash or immediately available funds at Closing.

4.2. Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

(a) The Purchase Price shall be increased by Three Thousand Dollars ($3,000), which is an amount equal to the Parties' agreed upon value in excess of Fifteen Thousand Dollars ($15,000.00), mutually arrived at after inventory and costing, for the usable food and beverage inventory on hand at the Business as of July 28, 2014;

(b) The Purchase Price shall be reduced by the amount of any Distributions the Seller has received under the Management Agreement, with the exception of the $6,800 paid for November of 2014. The Purchase Price shall be increased by $450 related to the payment of the liquor licensing fees for the fourth quarter of 2014. Any other amounts actually paid or incurred by Buyer over and above said Distributions for any obligation of the Company which Buyer asserts were incurred after the Pre-Closing Date and prior to the Closing Date, including without limitation, as provided in Section 7.2(e) herein, are hereby waived by the Buyer and shall not be deducted from the Purchase Price. Anything new arising or incurred before Closing, even if Buyer claims that it was an obligation arising from before the Pre-Closing date, with the exception of the Excluded Liabilities, shall be paid by Buyer without set off against the Distribution for November, and without reduction from the Purchase Price.

4.3. Allocation of Adjusted Purchase Price. The Purchase Price, or the Adjusted Purchase Price if the Adjusted Purchase Price is greater than the Purchase Price, shall be allocated to the Assets as set forth in Exhibit B.

5. **ESCROW ACCOUNT.** The Parties agree that the Adjusted Purchase Price shall be paid to the Escrow Agent to be placed in an interest bearing escrow account ("Escrow Account") subject to the terms of an escrow agreement substantially in the form of Exhibit C. Within four (4) days of the Effective Date of this Agreement, Seller shall provide Escrow Agent and Buyer a breakdown of all Excluded Liabilities and will indicate which Excluded Liabilities will be paid from the proceeds of the transactions contemplated hereunder. Excluded Liabilities shall only be paid by Escrow Agent upon written approval of Seller, and only if there is some threatened levy, suit or other action as against the Assets and shall not exceed the amount stated on the breakdown provided by Seller.

6. **SELLER'S EMPLOYEES.** Buyer has no obligation to hire any of Seller's employees working at the Premises.

7. **REPRESENTATIONS AND WARRANTIES.**

7.1. Representations and Warranties of Seller. To the best of its knowledge, the Seller represents and warrants to Buyer that the following representations and warranties are now, and will at the Closing Date be, correct and complete:

(a) Marketable Title. Seller has good, valid and marketable title to, or a valid leasehold interest in, all of the Assets, in each case, other than as may be disclosed by a lien search conducted by the Escrow Agent, free and clear of all Encumbrances. The Assets comprise all of the assets, properties and rights that are currently used by the Seller to conduct the Business. No other persons or entities own or control (either of record, beneficially or equitably), or lease, or have rights to any properties, assets, rights or interests of any kind, whether tangible or intangible, real or personal that are used in the Business. All of the tangible personal property included in the Assets is located on the Premises. As of the Pre-Closing date, all inventories, supplies, equipment, furniture and other assets included in the Assets were in operating condition, in a state of reasonable maintenance and repair and perform the function for which they were intended. No shares of any corporation, limited liability company or other entity, or any ownership or other investment interest, either of record, beneficially or equitably, in any Person are included in the Assets.

(b) Binding Agreement. This Agreement has been duly executed by the Seller, and constitutes the valid and binding obligations of the Seller, enforceable against Seller in accordance with its terms.

(c) Broker's Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller and/or Buyer could become liable or obligated.

(d) No Violation of Agreements. Neither the execution nor delivery of this Agreement, nor the consummation of the transaction contemplated hereby will, with or without the giving of notice, the lapse of time, or both, result in a material breach or termination of any provision of, or constitute a default or give any Person the right to accelerate any obligation under, any agreement, or violate any law, statute, order, judgment, arbitration award or decree to which the Seller is subject or by which it is bound.

(e) Approvals. All consents, approvals, and authorizations of, and declarations, filings, and registrations with, any third party required in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been or will, prior to the Closing Date, be obtained, made, and satisfied. Seller is relying upon Buyer's representation below that it has made all necessary arrangement with the Landlord to continue occupancy of the Premises after Closing.

(f) Organization, Qualification, and Power. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all necessary powers to own its properties and to carry on its business as now owned and operated by it. Seller has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement. The execution and delivery by Seller of this Agreement has been duly authorized by all necessary corporate action of Seller, and this Agreement constitutes, and such other documents and instruments will constitute, when executed and delivered by Seller, a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

(g) Hazardous Substances. Seller has received no notice and has no actual knowledge of any material violation of applicable law, ordinance, rule, regulation or requirement of any Governmental Entity regarding the use, storage or release of hazardous substances from the Premises.

(h) Conduct of Business. During the pendency of this Agreement, Seller shall conduct the Business in its normal and customary manner, and shall not sell or dispose of any of the Assets except for the sale of any inventory in the ordinary course of business.

(i) Employment. Seller is not a party to or bound by any collective bargaining agreement, union contract or employment agreement that cannot be terminated by Seller at Closing.

(j) Tax Returns Filed and Taxes Paid. Seller has advised Buyer that it has two tax offers in compromise pending, one with the IRS, and one with the Nevada State sales tax authority. Both of these obligations are Excluded Liabilities, and fully Seller's responsibility. Seller represents and further warrants that by the time the 90 day hold back period is completed, it will have a payment plan in place with both taxing authorities or else the compromised amount may be paid from the held back funds. Other than these two tax items, Seller represents and warrants that it has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for

fees, expenses, disbursements, appraisals, audits, out-of-pocket cost and expenses, the salary of employees, officers, directors, any other compensation related expenses, and the cost and expenses of any third party making a claim through any Party to this Agreement.

12. **DEFAULT.**

12.1. Default by Seller. In the event the Closing and the consummation of the transaction contemplated by this Agreement do not occur by reason of any default by Seller, Buyer and Seller agree that it would be impractical and extremely difficult to estimate the damages suffered by Buyer as a result of Seller's failure to consummate the Closing pursuant to this Agreement, and that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this subsection represent a reasonable estimate of the damages which Buyer will incur as a result of such failure. Therefore, Buyer and Seller do hereby agree that a reasonable estimate of the total net detriment that Buyer would suffer in the event that Seller defaults or fails to consummate the Closing is an amount equal to the amount that Buyer retain all amounts paid under the Management Agreement. This amount will be the full, agreed and liquidated damages for the breach of this Agreement by Seller. The payment of such amount as liquidated damages is not intended as a forfeiture or a penalty, but is intended to constitute liquidated damages to Buyer. Upon default by Seller, this Agreement will be terminated and, except for the Parties' respective indemnity obligations, neither Party shall have any further rights or obligations hereunder, each to the other except for the right of Buyer to collect such liquidated damages from Seller.

12.2. Default by Buyer. If the Closing does not occur by reason of any default by Buyer, Buyer and Seller agree that it would be impractical and extremely difficult to estimate the damages suffered by Seller as a result of Buyer's failure to consummate the Closing pursuant to this Agreement, and that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this subsection represent a reasonable estimate of the damages which Seller will incur as a result of such failure. Therefore, Buyer and Seller do hereby agree that a reasonable estimate of the total net detriment that Seller would suffer in the event that Buyer defaults or fails to consummate the Closing is an amount equal to the amount that Seller receives under the Management Agreement. This amount will be the full, agreed and liquidated damages for the breach of this Agreement by Buyer. The payment of such amount as liquidated damages is not intended as a forfeiture or a penalty, but is intended to constitute liquidated damages to Seller. Upon default by Buyer, this Agreement will be terminated and, except for the Parties' respective indemnity obligations, neither Party shall have any further rights or obligations hereunder, each to the other except for the right of Seller to collect such liquidated damages from Buyer.

13. **MISCELLANEOUS.**

13.1. Sole Agreement. This Agreement and the Lease (including any attachments, schedules, and exhibits thereto) contain the Parties' sole and entire agreement regarding the subject matter hereof, and supersedes any and all other agreements between them.

13.2. No Other Representations. The Parties acknowledge and agree that no Party has made any representations (a) concerning the subject matter hereof, or (b) inducing the other Party to execute and deliver this Agreement, except those representations specifically referenced herein. The Parties have relied on their own judgment in entering into this Agreement. The Parties further acknowledge that any statements or representations that may have been made by either of them to the other are void and of no effect. No Party has relied on any such statements or representations in dealing with the other(s).

13.3. Modifications. Waivers or modifications of this Agreement, or of any covenant, condition, or limitation contained herein, are valid only if in writing that is separately signed or initialed by the Parties.

13.4. Waivers. One or more waivers or modifications of any covenant, term, or condition in this Agreement by any Party shall not be construed by any other Party as a waiver or modification applicable to any subsequent breach of the same covenant, term or condition. Evidence of any such waiver or modification may not be offered or received in evidence in any proceeding, arbitration, or litigation between the Parties arising out of or affecting this Agreement, or a Party's rights or obligations under it. This limitation does not apply if the waiver or modification is in writing and duly executed as provided above.

13.5. Construction. The Parties to this Agreement have been or have had the opportunity to be represented by competent counsel. This Agreement is therefore deemed to have been jointly prepared by the Parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any Party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

13.6. Further Assurances. Buyer and Seller agree that each Party will, at any time prior to, at, or after the Closing, duly execute and deliver to the other Party any additional documents and instruments which either Buyer or Seller reasonably determine are necessary in connection with the consummation of this Agreement and the failure of either Party to demand such document or instrument at or before the Closing shall not alleviate the obligation of the other Party to execute and deliver the same at any time upon request of Buyer or Seller.

13.7. Attorney's Fees. If a lawsuit or other proceedings are instituted by any Party to enforce any of the terms or conditions of this Agreement against any other Party hereto, the prevailing party in such litigation or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys' and other professional fees (including but not limited to expert witness fees) and court costs or costs of such other proceedings as may be fixed by any court of competent jurisdiction, or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award.

13.8. Counterparts. This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall together constitute and be one and the same instrument.

13.9. Severability. If any part, clause, or condition of this Agreement is held to be partially or wholly invalid, unenforceable, or inoperative for any reason whatsoever, such shall not affect any other provision or portion hereof, which shall continue to be effective as though such invalid, inoperative, or unenforceable part, clause or condition had not been made.

13.10. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that Seller shall not assign this Agreement without the prior written consent of Buyer.

13.11. Governing Law. All questions concerning this Agreement, its construction and the rights and liabilities of the Parties hereto shall be interpreted and enforced in accordance with the laws of the State of Nevada as applied to contracts which are executed and performed entirely within the state. For purposes of this Agreement, sole and proper venue shall be the State and Federal Courts located in Clark County, Nevada.

13.12. Paragraph Headings. The paragraph headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

13.13. Capitalized Terms. Except as otherwise expressly provided herein, all capitalized terms defined in this Agreement shall have the meanings ascribed to them herein.

13.14. Gender, Number and Days. Whenever required by the context, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine genders and vice versa. Whenever a number of days is specified in this Agreement, it shall mean calendar days, unless otherwise specified as business days.

13.15. Notices. Any and all notices and demands relating to this Agreement shall be in writing and shall be validly given or made if served personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, if delivered by a nationally-recognized next-day delivery service that keeps records of deliveries and attempted deliveries (such as FedEx), or if sent by facsimile transmission, which transmission is verified by the recipient or which transmission is immediately followed-up by one of the other methods of delivery permitted hereby. Notices shall be transmitted as follows:

Buyer: Elements-An Alex Stratta Casual Restaurant L.L.C.
c/o KCI Investments, LLC
4033 South Dean Martin Blvd.
Las Vegas, NV 89103
Attn: Kenneth Antos

Seller: BestTwo Boys, LLC
188 Brockley Cross Str.
Henderson, NV 89002
Attn: Paul Fisichella

With a copy to: Law Offices of John Benedict
2190 East Pebble Road, Suite 260
Las Vegas, Nevada 89123
Attn: John Benedict, Esq.

Any Party may change the address to which to send notices by notifying the other Party of such changes in writing in accordance with this paragraph.

13.16. Time of the Essence. The Parties acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof. Failure to timely perform any of the terms, conditions, obligations or provisions hereof by any Party shall constitute a material breach of this Agreement by the Party so failing to perform.

13.17. No Partnership. Nothing contained herein or in any schedule, attachment, or exhibit hereto shall create any partnership, joint venture or other agreement between the Parties hereto.

13.18. Third Party Beneficiaries. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person, firm, organization or corporation not a party hereto, and no such other Person, firm, organization or corporation shall have any right or cause of action hereunder.

13.19. Brokers. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that except as set forth in this Agreement, no broker or finder has been engaged by them, respectively, in connection with any of the transactions contemplated by this Agreement. Buyer and Seller will indemnify, save harmless and defend the other from any liability, cost or expense arising out of or

EXHIBIT A

List of Assets Being Purchased

EXHIBIT B

Furniture, Fixtures and Equipment:	$________________
Goodwill:	$________________
Other:	$________________

EXHIBIT C

ESCROW AGREEMENT

EXHIBIT D

BILL OF SALE, ASSIGNMENT AND ASSUMPTION

This Bill of Sale, Assignment and Assumption is made as of November ____, 2014, by and between BestTwoBoys, LLC, a Nevada limited liability company ("Assignor"), and Elements-An Alex Stratta Casual Restaurant L.L.C., a Nevada limited liability company ("Assignee").

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignor hereby sells, transfers, assigns and conveys to Assignee the following:

(a) All fixtures, furniture, equipment, apparatus, machinery, appliances, signs and personal and tangible property owned by Seller and used or usable in connection with the operation and ownership of Seller's business located at 4950 S. Rainbow Blvd, Suite 100, Las Vegas, Nevada 89103 (the "Business"), and listed on Exhibit A attached hereto (the "Personal Property").

(b) All guaranties and warranties related to the operation of the Business, to the extent assignable and listed on Exhibit A attached hereto (the "Intangible Property").

(c) All of Seller's right, title and interest in, to and under those contracts, to the extent such contracts are assignable, relating to the operation, maintenance and management of the Business and listed on Exhibit A attached hereto (the "Assumed Contracts").

2. This Bill of Sale, Assignment and Assumption is given pursuant to that certain Asset Purchase and Sale Agreement (as may have been amended from time to time, the "Purchase Agreement") dated as of November _, 2014, between Assignor and Assignee, providing for, among other things, the conveyance of the Personal Property, the Intangible Property and the Assumed Contracts.

3. Assignee hereby accepts the assignment of the Personal Property, the Intangible Property and the Assumed Contracts, 'AS-IS, WHERE-IS" with no representation or warranty whatsoever from Seller, including no warranty as to the condition or use for a particular purpose of any of 1 (a)-(c) above. Assignee agrees to assume and discharge, in accordance with the terms thereof, all of the obligations under the Assumed Contracts from and after the date hereof.

4. Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including attorneys' fees) arising out of or relating to Assignee's failure to perform any of the obligations under the Assumed Contracts, to the extent accruing on or after the Pre-Closing Date.

5. Assignor agrees to indemnify and hold harmless Assignee from any cost, liability, damage or expense (including attorneys' fees) arising out of or relating to Assignor's failure to perform any of the obligations of Assignor under the Assumed Contracts, to the extent accruing prior to the Pre-Closing Date.

6. This Bill of Sale, Assignment and Assumption may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7. This Bill of Sale, Assignment and Assumption shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Bill of Sale, Assignment and Assumption as of the date first above written.

ASSIGNOR

BestTwoBoys, LLC

By: ______________________
Paul Fisichella, Manager

ASSIGNEE
Elements-An Alex Stratta Casual Restaurant L.L.C.

By: ______________________
Kenneth M. Antos, Manager

By: ______________________
Donald Porges, Manager

IN WITNESS WHEREOF, the Parties hereto have executed this Bill of Sale, Assignment and Assumption as of the date first above written.

ASSIGNOR

BestTwoBoys, LLC

By: ______________________
Paul Fisichella, Manager

ASSIGNEE
Elements-An Alex Stratta Casual Restaurant L.L.C.

By: ______________________
Kenneth M. Antos, Manager

By: ______________________
Donald Porges, Manager

EXHIBIT E

PREVIOUSLY PAID MANAGEMENT SERVICE FEES